PROVIDENT MUTUAL FUNDS, INC.
FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

        THIS FIRST AMENDMENT dated as of the 9th day of September, 2015, to the Transfer Agent Servicing Agreement dated as of August 27, 2012, (the “Agreement”), is entered into by and between PROVIDENT MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement as set forth below; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Section 12. Term of Agreement; Amendment is hereby superseded and replaced in its entirety with the following:

Section 12.  Term of Agreement; Amendment
This Agreement is effective as of October 1, 2015 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

2.	Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[SIGNATURES ON THE FOLLOWING PAGE]

9/2015 – Transfer Agent	1

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROVIDENT MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Daley	By: /s/ Ian Martin

Printed Name: James R. Daley	Name: Ian Martin

Title: CCO	Title: Executive Vice President

9/2015 – Transfer Agent	2

Amended Exhibit C to the Transfer Agent Servicing Agreement
Transfer Agent, Shareholder & Account Services – Provident Mutual Funds, Inc.
ANNUAL FEE SCHEDULE-EFFECTIVE 10/01/2015

Annual Service Charges to the Fund*
▪ Base Fee for 1st CUSIP	$[ ] per year
▪ Additional CUSIP Fee	$[ ] per year
▪ NSCC Level 3 Accounts	$[ ] per open account
▪ No-Load Fund Accounts	$[ ] per open account
▪ Load Fund Accounts	$[ ] per open account
▪ Daily Accrual Fund Accounts	$[ ] per open account
▪ Closed Accounts	$[ ] per closed account

Annual Basis Point Fee
[  ] basis point on the first $[  ]
[  ] basis points on the balance

Services Included in Annual Basis Point Fee
▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/Manual 401k Trade
▪	Report Source – Client on-line access to fund and investor data. Includes set up and [ ] user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪
Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

▪	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Chief Compliance Officer Support Fee (Fund Complex)*
▪	$[ ] per year

CUSIP Setup
▪	CUSIP Setup beyond the initial CUSIP - $[ ] per CUSIP
▪	Expedited CUSIP Setup - $[ ] per CUSIP (Less than [ ] days)

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment calls or  kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis and additional services mutually agreed upon.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

9/2015 – Transfer Agent	3